Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$1,500,000,000

1.150% SENIOR NOTES, DUE JUNE 10, 2025

FINAL TERM SHEET

DATED JUNE 3, 2020

Terms and Conditions

Issuer:	Royal Bank of Canada
Title of the Series:	1.150% Senior Notes, due June 10, 2025 (the “Notes”)
Expected Ratings[1]:	A2 / A / AA (Moody’s, Stable / S&P, Stable / Fitch, Negative)
Principal Amount:	$1,500,000,000
Issue Price:	99.652%
Trade Date:	June 3, 2020
Settlement Date (T+5) [2]:	June 10, 2020
Maturity Date:	June 10, 2025
Minimum Denomination:	$2,000 and multiples of $1,000
Interest Rate:	1.150%
Treasury Benchmark:	0.250% UST due May 31, 2025
Treasury Benchmark Price:	99-12 ¾
Treasury Yield:	0.372%
Re-offer Spread to Treasury Benchmark:	T + 85bps
Re-Offer Yield:	1.222%
Fees:	0.250%

_______________________________

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	Semi-annually on each June 10 and December 10, beginning December 10, 2020
Payment Convention:	Following business day convention, unadjusted
Business Days:	New York, Toronto
Day Count Fraction:	30/360
Listing:	None
Optional Redemption:	None
Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.
CUSIP / ISIN:	78015K7H1 / US78015K7H17
Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

DBS Bank Ltd.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Regions Securities LLC

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Westpac Capital Markets, LLC

Academy Securities, Inc.

CastleOak Securities, L.P.

Great Pacific Securities

R. Seelaus & Co., LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll-free at 1-866-375-6829, BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.